Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of General Electric Company and

The Trustees of the GE S&S U.S. Equity Fund and GE S&S Income Fund:

We consent to the use of our report, dated February 25, 2011, with respect to the statements of assets and liabilities for the GE S&S U.S. Equity Fund (formerly known as the GE S&S Program Mutual Fund) and the GE S&S Income Fund as of December 31, 2010, and the related statements of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years or periods in the five-year period then ended, incorporated by reference in the Registration Statement on Form S-8 of General Electric Company, which report appears in the December 31, 2010 annual report on Form N-CSR of General Electric S&S U.S. Equity Fund and General Electric S&S Income Fund, as filed with the SEC on March 9, 2011.

/s/ KPMG LLP
Boston, Massachusetts
February 24, 2012